UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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BOX, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE L LP

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

STARBOARD X MASTER FUND LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

DEBORAH S. CONRAD

XAVIER D. WILLIAMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

Item 1: On August 16, 2021, Starboard issued the following press release and delivered the following letter to stockholders of the Company. The full text of the letter is also attached hereto as Exhibit 1 and is incorporated herein by reference.

STARBOARD DELIVERS OPEN LETTER TO BOX STOCKHOLDERS

Highlights Starboard’s History of Driving Improved Results, Oversight, and Value Creation through Direct Board Representation and Its Desire to Work with Box to Create Value for the Benefit of ALL Common Stockholders

Highlights the Issues with the Preferred Equity Financing Done to “Buy the Vote” and Dilute the Voice of Common Stockholders

Dismisses and Sets the Record Straight on the Most Blatantly False and Misleading Assertions from the Company’s Investor Presentation

Appreciates the Support from Stockholders to Date and Urges All Stockholders to Vote FOR Starboard’s Slate of Experienced Nominees on Starboard’s WHITE Proxy Card TODAY

NEW YORK, NY – August 16, 2021 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard” or “we”), one of the largest stockholders of Box, Inc. (“Box” or the “Company”) (NYSE: BOX), with an ownership stake of approximately 8.6% of the Company’s outstanding shares, today announced that it has delivered an open letter to Box stockholders which, among other things, responds to various misleading statements and mischaracterizations made by Box in its recent investor presentation.

The full text of Starboard’s open letter to Box stockholders follows and can also be viewed at the following link:

https://shareholdersforbox.com/wp-content/uploads/2021/08/Starboard_Value_LP_Letter_to_BOX_Stockholders_08.16.2021.pdf

A LETTER TO THE STOCKHOLDERS OF BOX, INC.

August 16, 2021

Dear Fellow Stockholders,

We are writing to you today about your investment in Box, Inc. (“Box” or the “Company”). Starboard Value LP (together with its affiliates, “Starboard” or “we”) has been an investor in Box for more than two years, and we are currently the Company’s second largest stockholder. As a long-term, actively engaged investor, we have been working hard to represent our collective interests as common stockholders of Box. Starboard has tremendous experience working with our portfolio companies through direct board representation to successfully drive improved results, oversight, and value creation, particularly in the technology sector. We hope to achieve similar results at Box as we have experienced at two of our recent technology investments, NortonLifeLock, Inc. and Marvell Technology, Inc. (“Marvell”), where I have personally served directly on the board and as Chair and a member of the Compensation Committee, respectively.

Since its IPO, Box has had a poor history of performance. Operating performance has been poor, financial performance has been poor, and the resulting stock price performance has been poor, lagging its peers and the broader software market over almost any time frame. Box’s stock price has lagged its peer group by more than 400% since its IPO1. Over the past two years, we have been pushing Box to improve across a number of areas. Although some progress has been made, significant issues still remain.

In the weeks and months preceding the current election contest, Box took a number of premeditated actions that we strongly believe were not in our collective best interests as common stockholders. The Company completed two financings to raise $845 million of capital it did not need, creating significant potential liabilities and dilution for common stockholders. Worse yet, Box attempted to use these financings and the related self-tender scheme to “buy the vote” and tip the balance of power in the Company’s favor during this election.

In March 2021, Box took unilateral actions to extend the nomination deadline and thereby extend the standstill provisions of our 2020 settlement agreement with the Company. Then, in April 2021, shortly after the expiration of the recently-extended standstill, Box announced a $500 million preferred equity financing led by KKR (the “Preferred Financing”) and its intention to use the proceeds from the Preferred Financing to repurchase $500 million of common stock through a self-tender. At the time, Box was in a significant net cash position, and the Company has admitted it had no operational use for the capital. The Preferred Financing was structured to vote on an as-converted basis and initially required KKR and the other investors in the transaction to vote in accordance with the recommendations of the Board of Directors (the “Board”). This series of transactions allowed the Company to dilute the vote of common stockholders by placing a large voting block of preferred equity with friendly investors, while enabling the Company to try to “buyout” any stockholders who may have been unhappy with performance and were likely to vote for change.

The Company claims to have brought on KKR as a “strategic partner” through the issuance of the unnecessary $500 million Preferred Financing. However, instead of showing conviction in the upside opportunity at Box, KKR chose to syndicate, or in other words, sell, 70% of the Preferred Financing to other investors, likely for a fee. We believe the Board’s decision to allow KKR to syndicate 70% of the Preferred Financing only lends further credence to our view that Box’s true intention in completing the Preferred Financing was to “buy the vote.”

1Source: Company filings, Capital IQ. Note: Returns adjusted for dividends and are from January 22, 2015 to August 13, 2021. Peer group include all peers listed on page 12 of the Company’s FY2021 amended 10-K. Peer group stock price performance is equal-weighted.

Today, KKR only holds $150 million of preferred equity, which is less than half the size of Starboard’s current common equity investment. The preferred equity investors are not fully aligned with common stockholders, as they receive quarterly dividends regardless of corporate performance and have the right to receive their money back in full, plus dividends, even in downside scenarios. The Board’s decision to execute the Preferred Financing is highly concerning and raises serious questions about the Board’s potential motivations and/or sophistication.

During this campaign, Box has also made a number of entirely reactive changes to attempt to mislead stockholders about its governance and compensation practices:

-	Separating the Chair & CEO roles in conjunction with the defensive Preferred Financing, after refusing to make this change earlier in our engagement with the Company;
-	Proposing to remove the supermajority voting requirements under the Charter and removing the supermajority vote requirements under the Bylaws, despite adamantly refusing to change these egregious provisions after years of negative commentary from proxy advisory firms and our specific request during the negotiation of the 2020 settlement agreement;
-	Claiming that the “Compensation Committee expects to migrate towards cash payouts next year” for the annual incentive plan, despite no such commentary prior to Starboard highlighting these issues in our recent investor presentation.

While these changes are a step in the right direction, they further illustrate the Board’s unwillingness to govern according to best practices unless and until stockholders hold the Company accountable with extraordinary measures. Box has been lacking proper governance and oversight when left to its own devices.

Although Box claims a commitment to “world-class governance”, in reality, common stockholders have suffered from the Company’s poor governance and compensation practices for years. Our views regarding Box’s troubling practices are substantiated by the fact that Institutional Shareholder Services (“ISS”), a leading proxy advisory firm, recommended WITHHOLD votes for all incumbent directors with greater than one-year tenure in 2016, 2017, 2018, 2019, and 2020. To reiterate, ISS has issued WITHHOLD recommendations for all incumbent directors EVERY YEAR since 2016.

In keeping with its pattern of reactionary, short-term focused actions, Box recently pre-announced earnings results for Q2 FY2022, which is the first time in its public history that the Company has pre-announced results. Although we are encouraged to see some areas of improvement, the pre-announcement leaves many important questions unanswered. Are these trends sustainable and durable? Or are these results simply the result of pulling-in future business into Q2 in order to enhance the last set of results reported ahead of an election contest? While we hope the Company can sustainably improve performance over the long-term, one or two quarter’s results do not represent a trend. In fact, we have seen false starts from Box as recently as last year. After showing modest improvements earlier in 2020, Box then reverted to its pattern of poor performance and reported disappointing Q3 FY2021 results in December 2020. While Box would like stockholders to believe that the Q3 FY2021 results were solid and only missed slightly on revenue guidance, billings results were below consensus expectations, large deal growth was lower than management’s forecast from the prior quarter’s call, and net retention rate declined sequentially, all of which suggested that Box’s revenue growth deceleration would continue. Unfortunately, this aligns with Box’s consistent strategy of highlighting certain metrics when convenient, and ignoring them when the results do not fit the Company’s preferred narrative.

Box also recently filed an investor presentation that attempts to make its case for preserving the status quo. Box’s presentation is littered with inaccuracies, misleading statements, and blatantly false assertions. However, what is abundantly clear from the Company’s presentation is that Starboard’s involvement has had a significantly positive impact on Box, and under immense pressure, the Company has taken some steps to improve performance. Why would we suddenly remove that pressure when there is still so much opportunity and need for improvement? We strongly believe common stockholders deserve to have direct representation on the Board.

It appears Box’s primary argument as to why common stockholders do not deserve direct representation on the Board is that Starboard would use the board seat to immediately fire Box’s CEO and/or sell the Company at any price. This is unequivocally false and simply amounts to fear-mongering by the Company.

As we have repeatedly stated, both publicly and privately, we are open to working with the management team and Board in order to create long-term value for stockholders. Starboard’s 18-year history is filled with examples of working constructively with portfolio companies through direct board representation to create value in the public markets. We have repeatedly expressed our desire to embark upon such a transformation at Box, and we emphatically reject Box’s claims that we are not open to such a path forward for Box. We are, however, in favor of greater accountability and better performance.

We have repeatedly committed to add Aaron Levie back to the Board should one of our nominees be elected to replace him. The fact that Mr. Levie is one of the three directors up for election this year is a function of the Company’s classified Board (a poor governance practice that Box has chosen not to change, despite its supposed commitment to “world-class governance”). Starboard cannot choose the directors against whom it is running.

Furthermore, we are seeking the election of a minority slate of directors, and, if elected, Starboard’s direct representative would hold one seat and be unable to take any unilateral actions without the support of the majority of the Board.

To be clear, we strongly believe in the significant long-term value creation opportunity that exists at Box, and we never demanded Box sell the Company for a price in the “low-twenties.” In fact, after Box made this misleading claim in its preliminary proxy statement, the Company actually removed this statement from its definitive proxy statement, likely in response to comments from the SEC, implicitly acknowledging the inaccuracy of the claim. It appears that Box is attempting to mislead stockholders and hoping that time will run out before the Company is again forced to correct this inaccuracy. Our belief in the opportunity at Box is evidenced by the fact that we did not sell any stock in the Company’s self-tender that was executed at $25.75 per share. In contrast, Box’s current management team and Board have been regular sellers of stock at prices well below the current stock price.

Box’s claims that my addition to the Board would result in additional “interlocks” are also inaccurate. To be clear, Bethany Mayer’s appointment to the board of Marvell was announced in conjunction with my decision to not stand for re-election following a comprehensive turnaround at Marvell, and we served on the board together for less than two months. In the press release announcing the board changes, Marvell’s CEO, Matt Murphy, stated, “Peter joined Marvell at a critical time for the Company and drove crucial changes that were needed to get the company back on track. His insights and influence as a director have catalyzed the changes that have transformed Marvell into a healthy, well-functioning company with strong financial results.”

The claim regarding Jack Lazar and Mellanox is ridiculous and blatantly false – I have never served on the board of Mellanox, an easily verifiable fact that could have been confirmed with a simple question to Mr. Lazar. Yet again, this raises the question of whether Box is more concerned with sharing facts with its stockholders or attempting to create a favorable narrative ahead of an election contest.

Lastly, Box claims that its recent performance issues can primarily be attributed to the ongoing pandemic. However, as we clearly outlined in our presentation, many cloud-native companies exposed to digital transformation trends saw improved revenue growth in 2020 as enterprises increasingly relied on technology, especially cloud-native software, to accomplish their day-to-day tasks. Although Box’s mission-critical technology was well-positioned to take advantage of the additional growth opportunities that stemmed from the pandemic, we believe poor execution contributed to disappointing top-line results at Box. While Box would now like to compare its performance to companies like OpenText and Dropbox, it has historically rejected these comparisons, describing OpenText as a legacy player and Dropbox as a sync-and-share business focused on the consumer and SMB segments. Regardless, Dropbox actually generated higher revenue growth in 2020 than was expected prior to the pandemic2, indicating that it was a beneficiary of the digital transformation trends, and negating Box’s arguments to the contrary.

These are simply a few of the many inaccurate, misleading, and outright false claims made in Box’s investor presentation. While Box continues to make claims that we are only focused on the short-term, this could not be further from the truth – we have been stockholders for more than two years and are seeking direct Board representation. Meanwhile, Box’s own CFO yet again sold stock on August 10th, leading stockholders to question whether he believes in the upside opportunity the Company has been promoting. We know our fellow stockholders will not be fooled by the Company’s trite and misguided rhetoric. Starboard has a long history of driving improved results and accountability over the long-term, and we believe this kind of stockholder representation is needed at Box.

Our only goal is to help Box perform better and adopt best-in-class practices across operating performance, financial results, governance, and compensation. We are fully and directly aligned with you, our fellow common stockholders. We are seeking your support to elect a minority of new independent directors, including myself as a direct representative of stockholders, to ensure renewed accountability and consistent, improved execution moving forward. Our slate would add needed diversity, differentiated skill sets, and importantly, common stockholder representation to the Board.

2 Source: Public company filings, Bloomberg. Pre-pandemic projections as of February 27, 2020.

We appreciate your continued support and look forward to representing our collective interests on the Board of Box.

Respectfully,

Peter A. Feld

Managing Member

Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

box@starboardvalue.com

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(855) 208-8901

Item 2: Also on August 16, 2021, Starboard uploaded the following materials to www.shareholdersforbox.com: